PRODUCT DEVELOPMENT

SALES AND REPRESENTATION AGREEMENT

DRAFT AGREEMENT

Dated March 13, 2004

between

MEC Aerial Platform Sales Corporation, a California corporation

and

Airtrax, Inc., a New Jersey corporation

MEC-Airtrax Agreement 13-March-04

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PRODUCT DEVELOPMENT

SALES AND MANUFACTURING

REPRESENTATION AGREEMENT

This  PRODUCT DEVELOPMENT, SALES AND MANUFACTURING REPRESENTATION AGREEMENT is entered into this the 13th day of March, 2004 by and between MEC Aerial Platform Sales Corporation, a California corporation (“MEC”), and Airtrax Corporation, a New Jersey corporation (“Airtrax”).

RECITALS:

Whereas: Equipment Parts Wholesale of 4780 E. Jensen Ave., Fresno, CA 93725, sells equipment parts, is the exclusive owner of the assets that make up the “MEC” brand of aerial work platforms, (formerly Mayville Engineering Co.) and has provided a license to

MEC Aerial Platform Sales Corporation, a California corporation to use the “MEC” name and assets in the sub-contracting for production and sales of said AWPS and

Airtrax has developed technology that allows omni-directional movement of material handling equipment including lift trucks, munitions handlers and aerial work platforms (“AWP’s”). Airtrax owns Filco GmbH manufacturing facilities in Europe and,

The parties wish to complete product development whereby the Airtrax technology will be used in conjunction with the MEC aerial platform design for the purpose of the design, production and sale of omni-directional AWP’s (“the Product”); and

The parties desire to enter into an agreement whose affect begins at the date this agreement is signed by both parties specifically to establish the business relationship between the parties to address the following:

1.

development of the Prototype Product

2.

development of the Commercial  Product

3.

provide for the sale of the Product

4.

provide  for production of the Product

5.

establish warranty and service representation for the Product

6.

establish warranty and service representation for other Airtrax products

7.

exclusivity agreement

PROTOTYPE DEVELOPMENT

1.

Purpose.  The parties agree to develop a prototype of the Product.  After development of the prototype Product, the parties will establish the cost of a commercial Product.  If the cost of a commercial Product is considered economically viable, the parties will go into production of the commercial Product.

a.

It is the intent of the parties to produce a prototype of the Product that can be fully tested in preparation for a production model of the Product to be sold in a commercial, public environment.

b.

It is the further intent of the parties to produce a product that meets all governing laws, specifications, and standards and that such Product can be produced at a cost that can provide a mutually agreeable profit.

2.

Prototype Development:  Airtrax is responsible for all prototype development.  Each party agrees to provide the parts, which apply to that party’s area of responsibility, in usable and satisfactory condition, to build the Prototype Product.

a.

Airtrax will provide all of the parts required for the traction system  and the control systems related to the traction system.

b.

MEC will provide all of the parts required for the scissors lift and  lifting apparatus and the control systems for the scissors lift apparatus.

c.

Additional parts, those supplied by neither party, will be paid for equally   by both parties. Labor for the manufacture of the prototype will be shared equally  by both parties.

d.

Joint Work Product.  the Confidential Information of MEC design specifications, or of the MEC parts of the Product including  all drawings, specifications, calculations, designs and other work product created in connection with the development of the Product shall be treated as Confidential Information.  Airtrax shall have no right to disclose, convey, sell, transfer, or otherwise utilize MEC ’s Confidential Information and

e.

the Confidential Information of Airtrax design specifications, or of the Airtrax parts of the Product including  all drawings, specifications, calculations, designs and other work product created in connection with the development of the Product shall be treated as Confidential Information.   MEC or EPW Parts shall have no right to disclose, convey, sell, transfer, or otherwise utilize Airtrax Confidential Information.

f.

The parties agree that any usage of the other’s patented or protected technology  independent of the other party, absent that party’s consent, is  a violation of this Agreement and constitute s unfair competition and unfair trade practice.

PRODUCT DEVELOPMENT

1.

Purpose.  Airtrax is responsible for design and development of the Product and future aerial work platform products containing the Airtrax omni-directional technology.  The Product shall mean all scissors lifts regardless of size and any other products in the aerial work platform industry which contain the Airtrax omni-directional technology. Each size or future product will be determined by and between the parties to best utilize the commonality of parts as well as sales and other criteria.  Airtrax and EPW agree not to enter any other agreement for a period of 3 years wherein the Airtrax omni-directional technology would be made available to any company other than EPW engaged in the design, production, or sale of aerial work platforms (scissor or boom type) or that would allow such company to design, manufacture, or sell a product with the same or similar technology in the aerial work platform market.

a.

Airtrax will provide all of the parts required for the traction system and the control systems related to the traction system.

b.

MEC will provide all of the parts required for the scissors lift apparatus and control systems for the scissors lifting apparatus.

c.

Additional parts for production models, those supplied by neither party, will be supplied by Airtrax.

d.

MEC will provide information and general support to the development of production lifts. MEC is responsible to provide testing requirements from ANSI or any other government or trade requirements effecting or governing the use of scissors-lifts.

e.

MEC facilities will be made available for said testing, those facilities will be provided at no charge to complete testing. If MEC facilities are not available Airtrax will provide said facilities.

f.

Both parties agree that there will be mutual agreement of all tests to be performed and required product performances prior to any start of production.

PRODUCT SALES

1.

The Product or future Products will carry the “Airtrax” name and may carry the “MEC” name.  Formulation of product appearance and naming is to be determined.  EPW will be responsible to promote, market and sell the Product. The Product may be sold through MEC, EPW or any other vendor or agent, at the discretion of EPW.  Except as permitted below, Airtrax or its assigns or successors is not permitted to sell the Product commercially for a period of 2 years after the sale of the first production model.  All proceeds, profits, or losses from the direct sale and/or lease of the Product will be for the benefit of MEC except as may be modified by a mutually agreed upon royalty agreement.

2.

Sales.  a mutually agreed upon royalty agreement will be reached whereby Airtrax receives royalties from MEC on sales of the Product.

a.

Branding.  It is the intent of the parties that the Product will bear the product identifying name of “Phoenix” an Airtrax trademarked name (Phoenix) used in this regard along with associated artwork and will grant license to MEC to apply this trademark to the machines it produces which are defined herein as the Product.

b.

Airtrax and or MEC may effect sales to U.S. or foreign governments on which a mutually agreed upon royalty will be paid to the party not receiving the proceeds of such sales.

c.

Airtrax may effect sales on which a mutually agreed upon royalty will be paid to MEC. These sales will be coordinated with MEC as not to cause disputes between MEC and it’s customers.

d.

Any variations or improvements made to the Product must be made available for sale first through MEC and it’s agents.

PRODUCTION OF THE PRODUCT

1.

Production.

MEC will finance and contract for all production machines and will provide  technical support, and warranty administration for the production machines.

a.

EPW will pay Airtrax the agreed upon prices for all production machines ordered by EPW which Airtrax builds.  The burden of sale being on EPW, any machines produced that were ordered by EPW or that were produced to a production schedule agreed to by EPW and that meet the agreed upon time and technical specifications will be purchased by EPW.  Terms of this payment are to be determined.

b.

Airtrax and MEC will develop appropriate manufacturing and material quality and inspection standards and reporting requirements.

c.

With the support of MEC, Airtrax will create and keep current and compliant all design data, Operation manuals, Parts and Service manuals, decals and warning labels for the equipment and will produce and publish all manuals, decals, and labels for the equipment.

d.

MEC agrees and Airtrax hereby assigns EPW as the sole source for service/aftermarket parts sales of the Product and all other Airtrax products which include the Airtrax omni-directional technology.  MEC will inventory and provide parts for service and warranty needs and will decide service part inventory levels.

SALES AND REPRESENTATION

1.

Exclusivity:  Airtrax hereby assigns MEC as the exclusive representative for the Product worldwide, excepting for Airtrax sales as noted above. The exclusivity is contingent upon Airtrax receiving the right of first refusal for manufacturing contracts for all MEC scissors lifts. It is the intention of both parties that MEC is to be the exclusive representative for the Product and Airtrax the exclusive manufacturing contractor for all MEC scissors lifts.

OTHER AGREEMENTS

Survival.  Either party may terminate this Agreement by giving the other party ninety (90) business days’ written notice.  The rights and obligations of each party hereunder with respect to any of the other party’s Confidential Information that was disclosed or obtained prior to termination shall survive any termination of this for five years from the date of termination.

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to conflict of laws principles.

No Waiver.  No term or provision of this Agreement shall be deemed waived, and no breach excused, unless such waiver or consent shall be in writing and signed by both parties.  Any consent by one party to, or waiver of, a breach by the other party, whether express or implied, shall not constitute a consent to, waiver of, or excuse for, any other, different or subsequent breach.

Attorneys’ Fees.  In the event either party finds it necessary to employ legal counsel or to bring an action or other proceedings against the other party to enforce any of the terms, covenants, or conditions hereof, and prevails in any such action or proceeding, the other party shall pay the reasonable fees of the enforcing party relating to such action or proceeding.  In the event a judgment is secured by the enforcing party, all attorneys’ fees, as determined by the court and not by a jury, shall be included in any such judgment.  If the non-prevailing party believes such fees to be unreasonable, then such party may petition the Court which heard the case to rule on the reasonableness of the attorneys’ fees.

Invalid Provisions.  If any term, condition or covenant of this Agreement or the application of such term, covenant or condition to either party or any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Amendment.  No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each of the parties.

Authority.  Each party acknowledges that it has full power and authority to enter into and perform this Agreement, and that the individual or individuals executing this Agreement on behalf of such party have been properly authorized and empowered to enter into this Agreement.  THIS IS A DRAFT AGREEMENT, SUBJECT TO CLARIFICATION AND A DEFINITION OF FEES  FOR MANUFACTURING OR ROYALTIES. EACH PARTY AGREES TO MAKE EVERY EFFORT TO ATTEMPT TO REACH A FAIR AGREEMENT ON THESE ISSUES.  EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND INTENDS TO BE BOUND BY IT.

Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to subject matter hereof, and supersedes any and all prior understandings, arrangements and agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof.

THIS AGREEMENT has been executed by the parties as of the date first above written.

MEC Aerial Platform Sales Corporation

         Airtrax Corporation

By:  Craig Braun

                                                          By:  Peter Amico

Signature:/s/ Craig Braun                                      Signature:  /s/ Peter Amico

Title:  Vice President – Operations                                 Title:  President & CEO

MEC-Airtrax Agreement 13-March-04

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